Exhibit 99.1

For Immediate Release	Contact:	Dennis J. Simonis
President & CEO

Thursday, May 10, 2012	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS FIRST QUARTER 2012 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (OTCQX: NNUT) today reported a net loss of $8,000, or $0.00 per Class A Unit for the first quarter of 2012 on revenues of $3.5 million. In the first quarter of 2011, the company reported a net profit of $49,000, or $0.01 per Class A Unit on revenues of $2.5 million. The increased revenue is attributed to higher nut production in the first quarter, 5.2 million pounds vs. 3.5 million pounds in 2011, and a slightly higher nut price. This improvement was offset by higher general and administrative expenses, including $170,000 in development expenses to launch the Partnership’s new Royal Hawaiian Orchards branded strategy and $60,000 higher legal expenses. Net cash flow for the first quarter 2012, as defined in the Partnership Agreement, was $158,000 compared to $201,000 in the first quarter of 2011.

Total revenues of $3.5 million in the first quarter 2012 were comprised of $3.2 million from the sale of nut-in-shell macadamias and $319,000 in contract farming revenue.  In comparison, revenues in the first quarter of 2011 were $2.5 million with $2.2 million in nut sales and $320,000 in contract farming revenue.

All of the Partnership’s 2012 production is being sold to Mauna Loa Macadamia Nut Corporation with approximately 80% under fixed price contracts of 77 cents per pound (up 3 cents from 2011) and the remaining 20% under the long-term market-based contracts acquired as part of the 2010 IASCO acquisition. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	For the quarters ended
	March 31,
	2012	2011

Macadamia nut sales	$3,203	$2,167
Contract farming revenue	319	320
Total revenues	3,522	2,487
Cost of goods and services sold
Costs of macadamia nut sales	2,400	1,621
Costs of contract farming services	286	281
Total cost of goods and services sold	2,686	1,902
Gross income	836	585
General and administrative expenses	652	369
Operating income	184	216
Interest expense	(163)	(191)
Other income	—	44
Income before tax	21	69
Gross income tax	29	20
Net income (loss)	$(8)	$49

Net cash flow
(as defined in the Partnership Agreement)	$158	$201

Net income (loss) per Class A Unit	$0.00	$0.01

Net cash flow per Class A Unit
(as defined in the Partnership Agreement)	$0.02	$0.03

Cash distributions per Class A Unit	$0.00	$0.00

Class A Units outstanding	7,500	7,500